Exhibit 99.1

News Release

For Release on 09/07/07 at 9:30 am CT

Company contacts:

T. Paul Bulmahn, Chairman and President

Albert L. Reese Jr., Chief Financial Officer

713-622-3311

ATP Oil & Gas Adds New Subordinated Debt Facility

HOUSTON – September 7, 2007 – (Business Wire) – ATP Oil & Gas Corporation (NASDAQ: ATPG) today announced that it has closed a $160 million unsecured subordinated term loan facility (the “Facility”). The new Facility matures in 2011 and can be prepaid by the company at any time, subject to the company’s existing senior credit agreement. The proceeds of the Facility will be used to fund near-term development opportunities and for general corporate purposes.

T. Paul Bulmahn, Chairman & President of ATP Oil & Gas Corporation stated, “I am pleased with the strong support received from our investors in this successful debt offering. It is a testimonial to the financial strength of the company that we were able to accomplish this transaction in the face of the present turbulence in the financial markets. This new facility provides additional funding for expansion of ATP’s strategy for enhanced shareholder value in 2007, 2008 and beyond.”

Credit Suisse acted as sole lead arranger for the financing.

About ATP Oil & Gas Corporation

ATP Oil & Gas is an international offshore oil and gas development and production company with operations in the Gulf of Mexico and the North Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. More information about the risks and uncertainties relating to ATP’s forward-looking statements are found in our SEC filings.

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